Exhibit 99.2

News Release

Connecticut Water Service, Inc. Announces

Closing of Common Stock Offering

Clinton, Connecticut, December 18, 2012 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (the “Company”) announced today that it has closed its underwritten public offering of 1,696,250 shares of its common stock at a price to the public of $29.25 per share. The total offering size reflects the underwriters’ exercise in full of their option to purchase 221,250 shares of common stock from the Company to cover over-allotments.

Wells Fargo Securities served as sole book-runner for the offering. Baird, Janney Montgomery Scott, Boenning & Scattergood, Inc., Brean Capital and Ladenberg Thalmann & Co. Inc. served as co-managers for the offering.

The offering of these securities by the Company was made pursuant to a “shelf” registration statement (including a prospectus) previously filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement in connection with this offering and the accompanying prospectus may be obtained by sending a request to Wells Fargo Securities — Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, telephone: (800) 326-5897 or email: cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Connecticut Water

Connecticut Water Service, Inc. provides regulated and unregulated water utility services in Connecticut and Maine through its operating water utility and unregulated subsidiaries. For additional information regarding Connecticut Water Service, Inc. visit our website at www.ctwater.com or call (860) 669-8636.

News media contacts:

David C. Benoit Vice President — Finance, Chief Financial Officer and Treasurer Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6030	Daniel J. Meaney, APR Director of Corporate Communications Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6016